Exhibit 99.28

Guaranty Agreement

Name and address of Guarantor	: : : :	United Shields Corporation 2640 Peerless Road Cleveland, TN 37312 84104 9047
S.S.N. / FID:

RECITALS

A. Pursuant to the terms of the equipment leases, purchase money security agreements and/or other agreements (collectively, the "Agreements") which have been or will be entered into between Wentworth Capital, a division of Charter Financial, Inc., 530 Fifth Avenue, New York, NY 10036 (hereinafter the "Obligee") and Pittsfield Mold & Tool, Inc. (hereinafter the "Obligor"), Obligor has incurred or will incur indebtedness to Obligee as more fully set forth in the Agreements.

B. Obligee has required, as a condition of entering into the Agreements, that the payment and performance of all indebtedness and obligations of Obligor to Obligee of every kind and description, direct or indirect, primary or secondary, absolute or contingent or due or to become due, whether by acceleration or otherwise, and any and all renewals, modifications, supplements, amendments and extensions of the foregoing, whether now or thereafter arising under the Agreements, or any other present or future agreement, document or instrument now or hereafter executed and delivered by Obligor to Obligee or any assignee of Obligee, including, without limitation any equipment leases, purchase money security agreements, loans, chattel mortgage loans, real estate loans, advances, payments, extensions of credit, benefits or financial accommodations whether or not arising under or in connection with the Agreements, or by operation of law, whether or not evidenced by writing, or otherwise arising (all of such indebtedness and obligations being hereinafter referred to as the "Indebtedness"), be guaranteed by Guarantor.

TERMS AND CONDITIONS

1. Guaranty of Payment. In order to induce Obligee to enter into the Agreements and in consideration of $10.00 and other good and valuable consideration paid by Obligee to Guarantor, receipt of which is hereby acknowledged, Guarantor hereby unconditionally guarantees to Obligee (a) the due and punctual payment of the Indebtedness, when and as the same shall become due and payable whether at maturity or by required prepayment, notice of optional prepayment, acceleration or otherwise and (b) the due and punctual performance of all other obligations arising under or relating to the Indebtedness. Such guaranty is an absolute, unconditional, continuing guaranty of payment and not of collectibility, and is in no way conditioned or contingent upon any attempt to collect from Obligor or from any other person, firm or corporation obligated with respect to, or any guarantor of, the Indebtedness or upon any other condition or contingency. In case Obligor shall fail to pay punctually any of the Indebtedness, or any premium or interest thereon, when and as the same shall become due and payable, Guarantor will upon demand immediately pay the same to Obligee.

2. Costs and Expenses. Guarantor will pay all costs and expenses incurred by or on behalf of Obligee (including, without limitation, reasonable attorneys' fees and expenses) in enforcing the obligations of Guarantor hereunder, and the obligations of Obligor with respect to the Indebtedness.

3. Obligations of Guarantor Not Affected. The obligations of Guarantor shall remain in full force and effect without regard to and shall not be affected or impaired in any respect by: (a) any assignment, transfer, amendment, modification, rescission or cancellation of or addition or supplement to the Agreements or any other agreement or guaranty in respect of the Indebtedness or collateral held for the Indebtedness; (b) the invalidity, illegality or unenforceability of the Agreements or any other agreement or guaranty in respect of the Indebtedness or collateral held for the Indebtedness; (c) any exercise, non-exercise, waiver, release or cancellation by Obligee of any right, remedy, power or privilege under or in respect of the Agreements or any other agreement or guaranty in respect of the Indebtedness or collateral held for the Indebtedness, including, without limitation, the taking, release, discharge, exchange, surrender or disposition of collateral held for the Indebtedness; (d) any consent, extension, indulgence, or other action, inaction or omission under or in respect of the Agreements or any other agreement or guaranty in respect of the Indebtedness or collateral held for the Indebtedness; (e) the death of Guarantor; (f) any purported termination by Guarantor of this Guaranty Agreement not expressly permitted hereby; or (g) any other cause or circumstance whatsoever, including, without limitation, any other act, thing, omission or delay which would or might in any manner or to any extent vary the risk of Guarantor or which would or might otherwise operate as a discharge of Guarantor as a matter of law; whether or not Guarantor shall have notice or knowledge of any of the foregoing. This Guaranty Agreement shall remain in full force and effect and shall not be terminable except with the prior written consent of Obligee so long as any agreement or arrangement between Obligee and Obligor or any renewals, continuations, modifications, supplements and amendments thereof shall remain in force and effect. Thereafter this instrument shall continue in full force and effect until terminated by the actual receipt by Obligee by registered or certified mail of notice of termination from Guarantor or from the legal representative of any deceased Guarantor; such termination shall be applicable only to transactions having their inception thereafter, and rights and obligations arising out of transactions having their inception prior to such termination shall not be affected.

4. Waivers. The following are unconditionally waived by Guarantor: (a) notice of any of the matters referred to in Section 3, (b) all notices which may be required by statute, rule or law or otherwise to preserve any rights of Obligee against Obligor or Guarantor, including, without limitation, notice of presentment and protest to, and demand and payment from, Obligor or Guarantor (c) any right to the enforcement, assertion, exercise or non-exercise by Obligee of any right, power or remedy conferred in the Agreement or any other agreement whatsoever, (d) any right of subrogation, reimbursement or indemnity, and any right of recourse to or with respect to any assets or property of Obligor or to any collateral for any Indebtedness, unless and until Obligee shall have received and retained full payment of all of the Indebtedness, and (e) any requirement of diligence on the part of Obligee.

5. Security. All sums at any time to the credit of Guarantor and any property of Guarantor at any time in Obligee's possession shall be deemed held by Obligee as security for any and all of Guarantor's obligations to Obligee and to any company or companies which may now or at any time be Obligee's parent, subsidiary or affiliate, no matter how or when arising and whether under this or any other instruments, agreements or otherwise. Upon the nonpayment of any obligation of Obligor to Obligee, full power and authority are hereby given Obligee to sell, assign, and deliver the whole or any of the property of Guarantor which Obligee holds as security, at any broker's board, or at public or private sale (at the option of Obligee) either for cash or on credit or for future delivery, without assumption of any credit risk, and without demand, advertisement or notice of any kind, all of which are hereby expressly waived. No delay on the part of Obligee in exercising any power of sale or any other rights or options hereunder, and no notice or demand, which may be given to or made upon Guarantor by Obligee with respect to any power of sale or other right or option hereunder, shall constitute a waiver thereof, or limit or impair Obligee's right to take any action or to exercise any power of sale or any other rights hereunder, without notice or demand, or prejudice Obligee's rights as against Guarantor in any respect. At any sale hereunder, Obligee may purchase the whole or any part of the property sold, free from any right of redemption on the part of Guarantor, all such rights being also hereby waived and released. In the event of any sale or other disposition of any of the property aforesaid, after deducting all costs or expenses of every kind for care, safekeeping, collection, sale, delivery or otherwise, Obligee shall, after applying the balance of the proceeds of the sale or other disposition to the payment or reduction (in whole or in part) of the principal or interest (at the option of Obligee) then owing on the obligations of Obligor, and after making proper allowance for interest on obligations of Obligor not then due, return any excess to Guarantor, all without prejudice to the rights of Obligee as against Guarantor with respect to any and all amounts which may then be or remain unpaid on any obligations of Obligor.

6. Subordination. Any and all rights of Guarantor to the payment or performance of any and all present and future indebtedness or other obligations of Obligor to Guarantor shall be subordinate and subject to the rights of Obligee to the full payment of the Indebtedness and all of the Indebtedness shall be paid in full and shall be retained by Obligee before any payment of such indebtedness from Obligor to Guarantor shall be made. In the event that any payment or distribution shall be received by Guarantor contrary to the provisions of the preceding sentence, whether in connection with any insolvency, bankruptcy, liquidation, reorganization, arrangement, readjustment, composition, dissolution or other similar proceeding involving Obligor, or otherwise, such payment or distribution shall be held in trust by Guarantor and shall be promptly paid over to Obligee for application to the Indebtedness.

7. Bankruptcy or Insolvency. Guarantor agrees that if Obligor or Guarantor should at any time become insolvent or make a general assignment for the benefit of its creditor, or if a petition in bankruptcy or any insolvency, liquidation, reorganization, arrangement, readjustment, composition, dissolution or other similar proceeding shall be filed or commenced by, against or in respect of Obligor or Guarantor, or if an order for relief shall be entered in respect of Obligor or Guarantor in any case under the Bankruptcy Code, the obligations of Guarantor hereunder shall remain in full force and effect; and any and all obligations of Obligor and Guarantor to Obligee shall, at the option of Obligee, forthwith become due and payable without notice.

8. Notices. All notices and other communications hereunder shall be in writing and shall be delivered or mailed by certified or registered mail, return receipt requested, addressed to the respective addresses of the parties hereto designated above in this Guaranty Agreement, or addressed to any such party at such other address such party shall hereafter have furnished to the other party in writing.

9. Consent to Jurisdiction; Waiver of Jury Trial. Guarantor hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such state in connection with any action or proceeding arising out of or relating to this Guaranty Agreement. Any such action or proceeding will be maintained in the United States District Court for the Southern District of New York or in any court of the State of New York located in the County of New York and Guarantor waives any objections based upon venue or forum non conveniens in connection with any such action or proceeding. Guarantor consents that process in any such action or proceeding may be served upon it by registered mail directed to Guarantor at its address set forth at the head of the Guaranty Agreement or in any other manner permitted by applicable law or rules of court. Guarantor hereby irrevocably appoints the Secretary of State of the State of New York as its agent to receive service of process in any such action or proceeding. GUARANTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING COMMENCED BY OBLIGEE, OBLIGOR, GUARANTOR OR OTHERWISE IN CONNECTION WITH THIS GUARANTY AGREEMENT OR ANY OF THE AGREEMENTS. THIS WAIVER HAS BEEN SPECIFICALLY NEGOTIATED BY THE PARTIES WITH FULL COGNIZANCE AND UNDERSTANDING OF THEIR RIGHTS.

10. Law of New York. This Guaranty Agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of New York, without reference to principles of conflict of laws.

11. Miscellaneous. Neither this Guaranty Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. All the terms of this Guaranty Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns, and in particular shall be enforceable by any holder or holders from time to time of the Indebtedness or any part thereof. Guarantor agrees and consents that Obligee shall have the right to assign or transfer this Guaranty Agreement or any of Obligee's rights or powers hereunder to any other person, firm or corporation and such assignment shall not affect the liability of Guarantor hereunder. The books and records of Obligee showing the account between Obligee and Obligor shall be admissible in evidence in any action or proceeding, shall be binding upon Guarantor for the purpose of establishing the items therein set forth, and shall constitute prima facie proof thereof. In the event that there shall be more than one Guarantor, the obligations of each Guarantor shall be both joint and several.

Guarantor agrees to all the provisions set forth above. This agreement is executed pursuant to due authorization.

GUARANTOR ACKNOWLEDGES RECEIPT OF A SIGNED TRUE COPY OF THIS AGREEMENT.

Date _____________________________	Accepted on _______________________

United Shields Corporation (Guarantor) (Name of Individual, Corporation or Partnership)	Wentworth Capital, a division of Charter Financial, Inc. (Obligee)

By:_____________________________________	By:______________________________
William A. Frey III
Its: CEO and Chairman	Its_______________________________
(Title of Officer)
Attest:_____________________________[Seal] John F. Quigley, Secretary